Exhibit 99.1

Press Release

For Immediate Release

Beazer Homes USA, Inc. Reports Home Orders for the Quarter and
Year Ended September 30, 2003

Atlanta, Ga., October 6, 2003-Beazer Homes USA, Inc. (NYSE:BZH) (www.beazer.com) today released preliminary unit net orders for the quarter and year ended September 30, 2003.

	New Orders (Units) For the Quarter Ended September 30,
	2003	2002	% Change
Southeast	1,298	1,185	9.5%
West	1,452	1,175	23.6%
Central	268	327	-18.0%
Mid-Atlantic	273	263	3.8%
Midwest	571	781	-26.9%
Total	3,862	3,731	3.5%

	New Orders (Units) For the Year Ended September 30,
	2003	2002	% Change
Southeast	5,614	4,623	21.4%
West	5,142	4,669	10.1%
Central	1,128	1,244	-9.3%
Mid-Atlantic	1,655	1,365	21.2%
Midwest	2,777	1,709	62.5%
Total	16,316	13,610	19.9%

New orders for the year ended September 30, 2003, include orders from Crossmann Communities, Inc., which Beazer acquired effective April 17, 2002.  On a pro forma basis, new orders for the year ended September 30, 2002, including Crossmann’s orders would have been 15,963.

Beazer Homes USA, Inc., based in Atlanta, Georgia, is one of the country’s ten largest single-family homebuilders with operations in Arizona, California, Colorado, Delaware, Florida, Georgia, Indiana, Kentucky, Maryland, Mississippi, Nevada, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas and Virginia.  Beazer Homes also provides mortgage origination and title services to its homebuyers.

Contact:	Leslie H. Kratcoski
Director, Investor Relations
(770) 829-3700
lkratcos@beazer.com